OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
MOTIVE, INC.
at
$2.23 Net Per Share
by
MAGIC ACQUISITION SUBSIDIARY INC.
a wholly owned subsidiary of
LUCENT TECHNOLOGIES INC.
a wholly owned subsidiary of
ALCATEL LUCENT

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, AUGUST 12, 2008, UNLESS THE OFFER IS EXTENDED.

July 16, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Magic Acquisition Subsidiary Inc., which is a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Lucent Technologies Inc., (“Parent”) a Delaware corporation and a wholly owned subsidiary of Alcatel Lucent, a société anonyme organized under the laws of the Republic of France, to act as Information Agent in connection with Purchaser’s Offer to Purchase for cash all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Motive, Inc., a Delaware corporation (the “Company”) at a price per share of $2.23 to the seller in cash (the “Offer Price”) without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 16, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Stockholders of the Company whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated July 16, 2008.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Mellon Investor

Services LLC (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4. A letter to the Company’s stockholders from Alfred Mockett, Chairman of the Board of Directors of the Company and Chief Executive Officer accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to Mellon Investor Services LLC, as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, AUGUST 12, 2008, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 16, 2008, by and among Parent, Purchaser and the Company (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Purchaser will be merged with and into the Company (the “Merger”). Following the effective time of the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent and the separate corporate existence of Purchaser will cease.

The Offer is subject to a number of conditions, including: (i) that there be validly tendered and not properly withdrawn prior to the expiration of the Offer at least 17,639,096 Shares (the “Minimum Condition”) (provided however, that Purchaser may on a single occasion irrevocably decrease the Minimum Condition to a level not less than the sum of (x) 15,493,417 Shares plus (y) the total number of Shares, if any, issued or to be issued prior to the Expiration Date (as defined in the Offer to Purchase) pursuant to a notice, duly and validly given after the date of the Merger Agreement and on or prior to the Expiration Date (and not subsequently withdrawn) to the Company of election to exercise an option or warrant to purchase Shares after the date of the Merger Agreement and prior to the Expiration Date); (ii) delivery of the Company’s audited financial statements for the years ended December 31, 2007 and December 31, 2006, which audited financial statements for 2007 shall be materially consistent in terms of assets and liabilities with the previously delivered unaudited financial statements for that period as specified in the Merger Agreement; (iii) effectiveness of the final approval by the court of the Company’s previously announced settlement of securities and derivative litigation; (iv) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign competition laws; and (v) other customary conditions. See Section 15 — “Conditions to Purchaser’s Obligations” in the Offer to Purchase for a description of all of the conditions to the Offer.

The board of directors of the Company determined (1) that it is in the best interest of the stockholders of the Company that (i) the Company enters into the Merger Agreement, (ii) stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (iii) the Company consummates the Merger, and (2) that the consideration to be paid to stockholders of the Company in the Offer is fair to, and in the best interests of, those stockholders.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, and (3) any other documents required by the Letter of Transmittal should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase. Stockholders of the Company tendering Shares may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

Stockholders of the Company whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and D.F. King & Co., Inc. (the “Information Agent”) ) as described in the Offer to Purchase, for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall make you or any other person the agent of Purchaser, Parent, the Company, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.

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